                          AGREEMENT AND PLAN OF MERGER



                           DATED AS OF JULY 31, 1999

                                     AMONG



                              INAMED CORPORATION,

                         INAMED ACQUISITION CORPORATION


                                      AND


                           COLLAGEN AESTHETICS, INC.

                                                                                          PAGE
                                                                                          ----
ARTICLE 1 - DEFINITIONS......................................................................1

        SECTION 1.01.  Definitions...........................................................1

ARTICLE 2 - THE OFFER........................................................................6

        SECTION 2.01.  The Offer.............................................................6
        SECTION 2.02.  Company Action........................................................7
        SECTION 2.03.  Directors.............................................................8

ARTICLE 3 - THE MERGER.......................................................................9

        SECTION 3.01.  The Merger............................................................9
        SECTION 3.02.  Conversion of Securities.............................................10
        SECTION 3.03.  Surrender and Payment................................................10
        SECTION 3.04.  Dissenting Shares....................................................11
        SECTION 3.05.  Stock Options........................................................12
        SECTION 3.06.  Employee Stock Purchase Plan.........................................12
        SECTION 3.07.  Withholding Rights...................................................13
        SECTION 3.08.  Lost Certificates....................................................13

ARTICLE 4 - THE SURVIVING CORPORATION.......................................................13

        SECTION 4.01.  Certificate of Incorporation.........................................13
        SECTION 4.02.  Bylaws...............................................................13
        SECTION 4.03.  Directors and Officers...............................................13

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................................14

        SECTION 5.01.  Corporate Existence and Power........................................14
        SECTION 5.02.  Corporate Authorization..............................................14
        SECTION 5.03.  Governmental Authorization...........................................14
        SECTION 5.04.  FDA and Other Regulatory Compliance; Compliance with Laws............14
        SECTION 5.05.  Non-contravention....................................................15
        SECTION 5.06.  Capitalization.......................................................16
        SECTION 5.07.  Subsidiaries.........................................................16
        SECTION 5.08.  SEC Filings..........................................................17
        SECTION 5.09.  Financial Statements.................................................18
        SECTION 5.10.  Disclosure Documents.................................................18
        SECTION 5.11.  Absence of Certain Changes...........................................19
        SECTION 5.12.  No Undisclosed Material Liabilities..................................20
        SECTION 5.13.  Litigation...........................................................20
        SECTION 5.14.  Material Contracts...................................................20
        SECTION 5.15.  Environmental Matters................................................21
        SECTION 5.16.  Taxes................................................................21
        SECTION 5.17.  Employee Benefit Plans...............................................23
        SECTION 5.18.  Termination Benefits.................................................24
        SECTION 5.19.  Patents and Other Proprietary Rights.................................25
        SECTION 5.20.  Year 2000............................................................26

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                          PAGE
                                                                                          ----

        SECTION 5.21.  Products Liability Insurance.........................................26
        SECTION 5.22.  Rights Agreement.....................................................26
        SECTION 5.23.  Section 203..........................................................27
        SECTION 5.24.  Finders' Fees........................................................27
        SECTION 5.25.  Opinion of Financial Advisor.........................................27
        SECTION 5.26.  Transaction Expenses.................................................27

ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF PARENT........................................27

        SECTION 6.01.  Corporate Existence and Power........................................27
        SECTION 6.02.  Corporate Authorization..............................................28
        SECTION 6.03.  Governmental Authorization...........................................28
        SECTION 6.04.  Non-contravention....................................................28
        SECTION 6.05.  Disclosure Documents.................................................29
        SECTION 6.06.  Finders' Fees........................................................29
        SECTION 6.07.  Financing............................................................29
        SECTION 6.08.  Surviving Corporation After the Merger...............................29

ARTICLE 7 - COVENANTS OF THE COMPANY........................................................30

        SECTION 7.01.  Conduct of the Company...............................................30
        SECTION 7.02.  Stockholder Meeting; Proxy Material..................................31
        SECTION 7.03.  Access to Information................................................31
        SECTION 7.04.  No Solicitation; Other Offers........................................32
        SECTION 7.05.  Notices of Certain Events............................................33
        SECTION 7.06.  Company Rights Agreement.............................................34
        SECTION 7.07.  Third Party Standstill Agreements....................................34

ARTICLE 8 - COVENANTS OF PARENT.............................................................34

        SECTION 8.01.  Obligations of Purchaser.............................................34
        SECTION 8.02.  Voting of Shares.....................................................34
        SECTION 8.03.  Director and Officer Liability.......................................35
        SECTION 8.04.  Employee Matters.....................................................35
        SECTION 8.05.  Products Liability Insurance.........................................36

ARTICLE 9 - COVENANTS OF PARENT AND THE COMPANY.............................................36

        SECTION 9.01.  Actions of Parent and the Company....................................36
        SECTION 9.02.  Certain Filings......................................................37
        SECTION 9.03.  Public Announcements.................................................37
        SECTION 9.04.  Further Assurances...................................................37
        SECTION 9.05.  Merger without Meeting of Stockholders...............................38

ARTICLE 10 - CONDITIONS TO THE MERGER.......................................................38

        SECTION 10.01.  Conditions to Obligations of Each Party.............................38

ARTICLE 11 - TERMINATION....................................................................38

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                          PAGE
                                                                                          ----

        SECTION 11.01.  Termination.........................................................38
        SECTION 11.02.  Effect of Termination...............................................40

ARTICLE 12 - MISCELLANEOUS..................................................................41

        SECTION 12.01.  Notices.............................................................41
        SECTION 12.02.  Survival of Representations and Warranties..........................42
        SECTION 12.03.  Amendments; No Waivers..............................................42
        SECTION 12.04.  Expenses............................................................42
        SECTION 12.05.  Successors and Assigns; Mergers.....................................42
        SECTION 12.06.  Governing Law.......................................................43
        SECTION 12.07.  Counterparts; Effectiveness; Benefit................................43
        SECTION 12.08.  Entire Agreement....................................................43
        SECTION 12.09.  Captions............................................................43
        SECTION 12.10.  Severability........................................................43
        SECTION 12.11.  Specific Performance................................................43
        SECTION 12.12.  Interpretation......................................................43

                          AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of July 31, 1999 (the "Agreement"), by and among Inamed Corporation, a Delaware corporation ("Parent"), Inamed Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Purchaser") and Collagen Aesthetics, Inc., a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement have the meanings ascribed to them in Article I hereof.

        WHEREAS, the Boards of Directors of each of Parent, Purchaser and the Company have approved and deem it advisable and in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

        WHEREAS, in furtherance of such acquisition, it is proposed that Purchaser make a cash tender offer, as described in Section 2.01 hereof, to acquire all of the outstanding common stock, par value $.01 per share, of the Company (the "Company Common Stock" or "Shares") at a price of $16.25 per Share, net to each seller in cash, upon the terms and conditions of this Agreement;

        WHEREAS, the Boards of Directors of each of Parent and the Company have approved this Agreement and the Merger, following the consummation of the Offer, of Purchaser with and into the Company in accordance with the Delaware General Corporation Law and upon the terms and subject to the conditions set forth herein;

        WHEREAS, the Board of Directors of the Company has (i) determined that the consideration to be paid for each Share in the Offer and the Merger is fair to the holders of such Shares, (ii) approved the making of the Offer and (iii) resolved and agreed to recommend that holders of such Shares tender their Shares pursuant to the Offer and approve this Agreement and each of the Transactions (as defined in Section 1.01 hereof) upon the terms and subject to the conditions set forth herein and therein;

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

        SECTION 1.01.  Definitions.

        (a) The following terms, as used herein, have the following meanings:

            "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following events involving the Company or any of its
Subsidiaries: (w) any merger, consolidation, share exchange, share purchase, recapitalization, business combination or other similar transaction, (x) any sale, lease, exchange, transfer or other disposition of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions, (y) any tender offer or exchange offer for 20 percent or more of the outstanding Shares or the filing of a registration statement under the 1933 Act in connection therewith, or (z) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing; provided that an "Acquisition Proposal" shall not be deemed to include any inquiry, offer or proposal (or sale) regarding the Company's LipoMatrix Business or the liabilities or assets associated therewith (the "LipoMatrix Sale").

               "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

               "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

               "Balance Sheet Date" means March 31, 1999.

               "Board of Directors of the Company" means the board of directors of the Company.

               "Certificate of Merger" means the certificate of merger, in form and substance mutually satisfactory to Parent and the Company, filed with the Secretary of State of the State of Delaware pursuant to Section 3.01 hereof.

               "Closing Date" means the date on which the Effective Time occurs.

               "Code" means the Internal Revenue Code of 1986, as amended.

               "Company Balance Sheet" means the consolidated balance sheet of the Company as of June 30, 1998 and the footnotes thereto set forth in the Company 10-K.

               "Company 10-K" means the Company's annual report on Form 10-K, as amended, for the fiscal year ended June 30, 1998.

               "Delaware Law" means the General Corporation Law of the State of Delaware.

               "Environmental Laws" means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

               "Environmental Permits" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company or any Subsidiary as currently conducted.

               "ERISA" means the Employee Retirement Income Security Act of
1974.

               "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

               "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

               "knowledge" of any Person that is not an individual means the actual knowledge of such Person's executive officers (which, in the case of the Company, shall mean the knowledge of Messrs. Petersmeyer, Bates, Yamamoto, and Dimmer and Dr. McGuire and Ms. Friedman and Ms. Stirn).

               "LipoMatrix Business" means all business carried on by the Company's former subsidiary LipoMatrix, Inc., and all business related to Trilucent breast implant as well as the liabilities or assets associated therewith.

               "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

               "Market Disruption" shall be deemed to occur as long as any of the following situations exist (i) any general suspension of trading in, or limitation on prices for, debt securities on any United States national securities exchange or in the over-the-counter market, (ii) the yield on 30-year U.S. Treasury Bond exceeds 8.11%, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); (iv) any limitation (whether or not mandatory) by any U.S. federal or state governmental or regulatory authority on the extension of credit by banks or other financial institutions; or (v) war or armed hostilities or other national or international crisis directly or indirectly involving the United States having a significant adverse effect on the functionality of the financial markets in the United States.

               "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that in determining whether there has been a Material Adverse Effect with respect to any Person, any adverse effect attributable to or resulting from the following shall be disregarded: (i) changes in general economic conditions or changes affecting the industry generally in which such Person operates, (ii) the effect of the public announcement or pendency of the transactions contemplated hereby on current or prospective customers or revenues of the Person, (iii) stockholder class action litigation arising out of this Agreement or the transactions contemplated hereby, and (iv) any factor relating to the Company's LipoMatrix Business.

               "1933 Act" means the Securities Act of 1933.

               "1934 Act" means the Securities Exchange Act of 1934.

               "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

               "Rights" means the rights issued pursuant to the Rights
Agreement.

               "Rights Agreement" means the Amended and Restated Preferred Share Rights Agreement dated as of May 6, 1999 between the Company and The Bank of New York, a New York banking corporation.

               "SEC" means the Securities and Exchange Commission.

               "Specified Compensation and Benefit Programs" means all employment agreements, change in control agreements, severance or special termination agreements, severance plans, pension, retirement or deferred compensation plans for non-employee directors, supplemental executive retirement programs, tax indemnification agreements, outplacement programs, cash bonus programs, stock appreciation rights, phantom stock or stock unit plans, and health, life, disability and other contractual insurance or welfare plans or other contractual arrangements, in each case, created by contract rather than by operation of law, but shall not include any tax-qualified pension, profit-sharing or employee stock ownership plan, employee stock purchase plan or any stock option plan.

               "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

               "Superior Proposal" means any bona fide, unsolicited written Acquisition Proposal on terms that the Board of Directors of the Company determines in good faith by a majority vote is more favorable and provides greater value to all the Company's stockholders than is provided hereunder, which decision takes into account the advice of a financial advisor of nationally recognized reputation and all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to closing.

               "Transactions" means the transactions contemplated by this Agreement, including the Offer and the Merger.

               Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

        (b) Each of the following terms is defined in the Section set forth opposite such term:

        Term                                                             Section
        ----                                                             -------
        Agreement                                                         Recitals
        Antitrust Law                                                     9.01(b)
        Certificates                                                      3.03(a)
        Closing                                                           3.01(d)
        Commencement Date                                                 2.01(a)
        Commitment Letter                                                 6.07
        Company                                                           Recitals
        Company Common Stock                                              Recitals
        Company Disclosure Documents                                      5.10(a)
        Company Employees                                                 8.04
        Company Material Contract                                         5.14
        Company Proxy Statement                                           5.10(a)
        Company SEC Document                                              5.08(a)
        Company Securities                                                5.06(b)
        Company Subsidiary Securities                                     5.07(b)
        Company Stockholder Meeting                                       7.02
        Compensation Options                                              3.05(a)
        Confidentiality Agreement                                         7.03(a)
        Continuing Director                                               2.03(a)
        DOJ                                                               9.01(b)
        Effective Time                                                    3.01(b)
        Employee Plans                                                    5.17(a)
        ESPP                                                              3.06(a)
        Exchange Agent                                                    3.03(a)
        FTC                                                               9.01(b)
        GAAP                                                              5.09
        Indemnified Person                                                8.03(a)
        Intellectual Property                                             5.18(b)
        LipoMatrix Policies                                               5.21
        LipoMatrix Sale                                                   1.01(a)
        March 31, 1999 Balance Sheet                                      5.12
        Merger                                                            3.01(a)
        Merger Consideration                                              3.02(a)
        Minimum Condition                                                 2.01(a)
        Offer                                                             2.01(a)
        Offer Price                                                       2.01(a)
        Offer Documents                                                   2.01(b)
        Option                                                            3.02(d)
        Option Amount                                                     3.05
        Parent                                                            Recitals
        Pre-Closing Tax Period                                            5.16(e)

        Press Release                                                     5.09
        Products Liability Policies                                       5.21
        Purchaser                                                         Recitals
        Returns                                                           5.16(a)
        Schedule 14D-1                                                    2.01(b)
        Schedule 14D-9                                                    2.02(b)
        Shares                                                            Recitals
        Stock Option Plan                                                 3.02(d)
        Surviving Corporation                                             3.01(a)
        Tax                                                               5.16(e)
        Tax Asset                                                         5.16(e)
        Taxing Authority                                                  5.16(e)
        Transaction Expenses                                              5.27

                                   ARTICLE 2

                                   THE OFFER

        SECTION 2.01.  The Offer.

        (a) Provided that nothing shall have occurred and be continuing that would result in a failure to satisfy any of the conditions set forth in Annex I hereto, as promptly as practicable after the date hereof, but in no event later than five business days following the public announcement of this Agreement, Purchaser shall commence an offer (within the meaning of Rule 14d-2 promulgated under the Exchange Act) (the "Offer") to purchase all of the outstanding Shares and the associated Rights at a price of $16.25 per Share (and associated Right), net to each seller in cash (the "Offer Price"). The date on which the Offer shall actually commence is referred to herein as the "Commencement Date." The Offer shall be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer, prior to the expiration date of the Offer and not withdrawn, a number of Shares that, together with the Shares then owned by Parent and Purchaser, represents at least a majority of the Shares outstanding on a fully diluted basis, assuming exercise of all Options with an exercise price below $18.00 per share (the "Minimum Condition") and to the other conditions set forth in Annex I hereto. Purchaser expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms or conditions of the Offer, provided that, no change or waiver may be made that, without the prior written consent of the Company, waives the Minimum Condition, changes the form of consideration to be paid, decreases the price per Share or the number of Shares sought in the Offer, imposes conditions to the Offer in addition to those set forth in Annex I, or is otherwise adverse to the holders of the Shares. Notwithstanding the foregoing, without the consent of the Company, Purchaser shall have the right to extend the Offer (i) from time to time if, at the scheduled or extended expiration date of the Offer, any of the conditions to the Offer shall not have been satisfied or waived, until such conditions are satisfied or waived or (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law or (iii) for a period of not more than 10 business days in order to finalize Purchaser's financing arrangements for the purchase of Shares pursuant to the Offer and the Merger, or (iv) during the pendency of a Market Disruption until December 31, 1999, or (v) on one or more occasions for an aggregate period of not more than 15 business days beyond the latest expiration date that would otherwise be permitted under clause (i), (ii), (iii) or (iv) of this sentence, if on such expiration date there shall not have been tendered at least 90% of the outstanding Shares. If all of the conditions to the Offer are not satisfied or waived on any scheduled expiration date of the Offer, Purchaser shall extend the Offer from time to time until such conditions are satisfied or waived, provided that Purchaser shall not be required to extend the Offer beyond December 31, 1999; and provided further, that Purchaser shall not be obligated to extend the Offer hereunder beyond October 29, 1999 in the event the Minimum Condition or any of the conditions to the Offer contained in subclause (c) and (h) of clause (iii) of Annex I hereto has not been satisfied or waived on or before such date. Subject to the foregoing and to the terms and conditions of the Offer, Purchaser shall, and Parent shall cause it to, accept for payment and pay for, as promptly as practicable after the expiration of the Offer, all Shares properly tendered and not withdrawn pursuant to the Offer. The Offer shall have an initial scheduled expiration date 20 business days following commencement thereof.

        (b) As soon as practicable on the date of commencement of the Offer, Purchaser shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") with respect to the Offer, which will contain the offer to purchase and form of the related letter of transmittal and summary advertisement (such Schedule 14D-1 and such documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Parent and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Purchaser agrees to take all steps necessary to cause the
Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review and comment on the Offer Documents prior to their being filed with or sent to the SEC or disseminated to the holders of Shares. Parent and Purchaser agree to provide the Company and its counsel any comments Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

        (c) Parent shall provide or cause to be provided to Purchaser on a timely basis, the funds necessary to purchase the Shares that Purchaser becomes obligated to purchase pursuant to the Offer.

        SECTION 2.02.  Company Action.

        (a) The Company hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held has:

            (i) determined that this Agreement, including the Offer and the Merger, are fair to and in the best interests of the Company's stockholders,

            (ii) approved and adopted this Agreement and the Transactions, including the Offer and the Merger, in accordance with the requirements of the Delaware Law,

            (iii) subject to Section 7.04(c), resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by its stockholders, and

            (iv) taken the actions referred to in Section 5.22 and 5.23 hereof.

The Company will cause its transfer agent to promptly furnish Parent with a list of the Company's stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories and to provide to Parent such additional information (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in communicating to record and beneficial owners of Shares in connection with the Offer. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall (i) hold in confidence the information contained in such labels, listings and files, (ii) use such information only in connection with the Offer and the Merger and (iii) if this Agreement is terminated in accordance with Article 11, upon request of the Company, deliver or cause to be delivered to the Company all copies of such information then in their possession or the possession of its agents or representatives.

        (b) As soon as practicable on the day that the Offer is commenced, the Company shall file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by applicable federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") that shall reflect the recommendations of the Company's Board of Directors referred to above. The Company and Parent each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given an opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC or disseminated to the holders of Shares. The Company agrees to provide Parent and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

        SECTION 2.03.  Directors.

        (a) Effective upon the purchase pursuant to the Offer of a number of Shares that satisfies the Minimum Condition, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of Shares beneficially owned by Parent (including Shares accepted for payment) bears to the total number of Shares outstanding; and the Company shall take all action necessary to cause Parent's designees to be elected or appointed to the Company's Board of Directors, including, without limitation, increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, if requested by Parent, the Company will also use its best efforts to cause individual directors designated by Parent to constitute the same percentage (rounded up to the next whole number) as such individuals represent on the Company's Board of Directors of (i) each committee of the Board other than any committee of the Board established to take action under this Agreement and (ii) each board of directors of each Subsidiary of the Company (and each committee thereof). Notwithstanding the foregoing, the Company shall use its reasonable best efforts to ensure that at least one member of the Board of Directors as of the date hereof who is not an employee of the Company (the "Continuing Director") shall remain a member of the Board of Directors until the Effective Time.

         (b) The Company's obligations to appoint Parent's designees to the Board of Directors shall be subject to Section 14(f) of the 1934 Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section. Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

        (c) Following the election or appointment of Parent's designees pursuant to Section 2.03(a) and until the Effective Time, the approval of the Continuing Director shall be required to authorize (and such authorization shall constitute the authorization of the Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Board of Directors, any amendment of the certificate of incorporation or bylaws of the Company, any extension of time for performance of any obligation or action hereunder by Parent or Purchaser, any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company, and the exercise of any of the Company's rights, remedies or benefits hereunder.

                                   ARTICLE 3

                                   THE MERGER

        SECTION 3.01.  The Merger.

        (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time, Purchaser shall be merged (the "Merger") with and into the Company, whereupon
(i) the separate existence of Purchaser shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation"), (ii) the Company shall succeed to and assume all the rights of Purchaser in accordance with Delaware Law, and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

        (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Purchaser will file the Certificate of Merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the "Effective Time") as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger.

        (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Purchaser, all as provided under Delaware Law.

        (d) Unless this Agreement has been terminated and the transactions herein contemplated have been abandoned pursuant to Article 11 and subject to the satisfaction or waiver of the conditions set forth in Article 10, the closing of the Merger (the "Closing") will take place at 10:00 AM (PDT) as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article 10, at the offices of Venture Law Group, A Professional Corporation, 2800 Sand Hill Road, Menlo Park, California, unless another date, time or place is agreed to in writing by the parties hereto.

        SECTION 3.02.  Conversion of Securities.  At the Effective Time:

        (a) except as otherwise provided in Section 3.02(b) or Section 3.04, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive $16.25 in cash or any higher price paid for each Share in the Offer, without interest (the "Merger Consideration");

        (b) each Share owned by Parent or any of its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

        (c) each share of common stock of Purchaser outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

        (d) all options to purchase Company Common Stock pursuant to any arrangement (a "Stock Option Plan") adopted by the Board of Directors of the Company to provide options, warrants or other rights to purchase capital stock of the Company (in any such case, an "Option") then outstanding shall be subject to the provisions of Section 3.05 hereof.

        SECTION 3.03.  Surrender and Payment.

        (a) Prior to the Effective Time, Parent shall appoint an agent (the "Exchange Agent") for the purpose of exchanging certificates representing Shares (the "Certificates") for the Merger Consideration. Parent or Purchaser will make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Shares. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time (i) a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration.

        (b) Each holder of Shares that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, the Merger Consideration payable for each Share represented by such Certificate. Until so surrendered, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

        (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

        (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 3.

        (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares twelve months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged them for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of Parent and the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

        SECTION 3.04. Dissenting Shares. Notwithstanding Section 3.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Delaware Law (if Delaware Law provides for appraisal rights for such Shares in the Merger) shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses its right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses its right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger

Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

        SECTION 3.05.  Stock Options.

        (a) Schedule 3.05 lists, as of June 30, 1999 each holder of an Option, the number of such shares subject to Options held by each such holder, and the vesting schedule, exercise price and expiration date of each such Option, and since June 30, 1999 no material amount of Options have been issued. At the Effective Time, each Option outstanding under any Stock Option Plan, whether vested or not vested (the "Compensation Options"), shall be changed into an amount in cash in respect of each share of Company Common Stock subject to such Option equal to the Merger Consideration less the purchase price thereof pursuant to the Stock Option Plan and the applicable stock option agreements to the extent such number is a positive number (the "Option Amount").

        (b) Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of any option plan or arrangement or obtaining all necessary consents or releases from optionees or otherwise) that are necessary to give effect to the transactions contemplated by Sections 3.05(a). Upon receipt by any Option holder of the Option Amount, each Compensation Option held by such holder shall be canceled and the surrender of a Compensation Option to the Company in exchange for the Option Amount shall be deemed a release of any and all rights such holder had or may have had in respect of such Compensation Option. Except as otherwise agreed to by the parties herein: (i) each Stock Option Plan shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or, any Subsidiary thereof, shall be canceled as of the Effective Time; and (ii) no participant in any Stock Option Plan or other plans, programs or arrangements, shall have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any Subsidiary thereof and the Company will terminate all such plans as of the Effective Time.

        SECTION 3.06.  Employee Stock Purchase Plan.

        (a) After the date hereof, no new offering period shall commence under the Company's 1998 Employee Stock Purchase Plan (the "ESPP"), and no Person who was not an employee on the offering date with respect to the current offering period, as those terms are used in the ESPP, shall be entitled to purchase shares under the ESPP. As of the Effective Time, the ESPP shall be terminated. The Company shall pay each participant in any current offering period under such Plan in cash at the Effective Time, in cancellation of all rights under such Plan, an amount determined by multiplying (i) the Merger Consideration per Share by (ii) the number of Shares such participant could have purchased under the ESPP based on his or her account balance under such Plan immediately prior to the Effective Time (treating, for such purpose, the option price per Share as equal to the lesser of 85% of the fair market value of a Share on the offering date with respect to such offering period and 85% of the Merger Consideration) (such payment to be net of applicable withholding taxes); provided that with respect to any fractional shares, the foregoing shall not apply and the balance of each account attributable to such fractional shares shall be returned to the participant in cash.

        (b) Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the ESPP or obtaining participant consents) that are necessary to give effect to the transactions contemplated by Section 3.06(a).

        SECTION 3.07. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, or local tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

        SECTION 3.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article.

                                   ARTICLE 4

                           THE SURVIVING CORPORATION

        SECTION 4.01. Certificate of Incorporation. The certificate of incorporation of Purchaser in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law, provided that, at the Effective Time, Article First of such certificate of incorporation shall be amended to read as follows:
"The name of the corporation is Collagen Aesthetic, Inc.."

        SECTION 4.02. Bylaws. The bylaws of Purchaser in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

        SECTION 4.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Purchaser at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Parent that, except as set forth in the Company Disclosure Schedule:

        SECTION 5.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has heretofore delivered to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

        SECTION 5.02. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Transactions, are within the Company's corporate powers and, except for the affirmative vote of the holders of a majority of the outstanding Shares in connection with the consummation of the Merger (if required by law), have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding Shares (if required by law) is the only vote of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger. This Agreement constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

        SECTION 5.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Transactions, require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic or foreign, other than (a) the filing of the Certificate of Merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act,
(c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws, whether state or foreign, and (d) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially to impair the ability of the Company to consummate the Transactions.

        SECTION 5.04. FDA and Other Regulatory Compliance; Compliance with Laws. Except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (a) to its knowledge, the Company is in compliance with all federal, state or local laws, ordinances, governmental rules or regulations relating to medical device manufacturers and distributors or otherwise applicable to its business and has no reason believe that any of the consents, approvals, authorizations, registrations, certifications, permits, filings or notifications that it has received or made to operate its business are invalid or have been or are being suspended, cancelled, revoked or questioned; and (b) there is no investigation or inquiry to which the Company is a party or, to the Company's knowledge, pending or threatened relating to the operations of the Company's business and its compliance with applicable federal, state or local laws, ordinances, governmental rules or regulations.

        SECTION 5.05. Non-contravention. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Transactions, do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, (c) require any consent or other action by any Person under, constitute a default, or an event that, with notice or lapse of time or both, would become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (b) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses
(c) and (d) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially to impair the ability of the Company to consummate the Transactions.

        SECTION 5.06.  Capitalization.

        (a) The authorized capital stock of the Company consists of 28,950,000 shares of Common Stock, par value $0.01 per share and 5,000,000 shares of Preferred Stock, par value $0.01 per share. As of June 30, 1999, (i) 8,592,359 shares of Company Common Stock were issued and outstanding, (ii) no shares of preferred stock were issued or outstanding, (iii) 2,454,000 Shares were held in the treasury of the Company, and (iv) 1,656,600 Shares were issuable under outstanding Options. Assuming that the Effective Time occurs on December 31, 1999, the number of additional shares of Company Common Stock that shall be purchased pursuant to the ESPP referred to in Section 3.06 will be approximately 20,000. All outstanding shares of capital stock of the Company have been, and all shares that may be issued upon exercise of Options will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and will be fully paid and nonassessable. Schedule 5.06(a) identifies (i) the holders of each of the Options, (ii) the number of Options vested, for each holder, (iii) the option plan under which each Option was issued, (iv) the number of Options held by such holder and (v) the exercise price of each of the Options.

        (b) Except for changes since June 30, 1999 resulting from the exercise of Options issued by the Company outstanding on such date and other than as described in Section 5.06(a) above, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

        SECTION 5.07.  Subsidiaries.

        (a) Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company. All Subsidiaries of the Company and their respective jurisdictions of incorporation are identified in the Company 10-K.

        (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests. There are no outstanding

(i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the "Company Subsidiary Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

        (c) To the Company's knowledge, each partnership, limited liability company or similar entity in which the Company directly or indirectly owns an interest entitling it to 10% or more of the voting interests therein, and each limited partnership, limited liability company or similar entity for which the Company or a Subsidiary is general partner or manager, as applicable, has been duly organized and is in good standing under the laws of its jurisdiction of organization and has all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to have such material governmental licenses, authorizations, consents and approvals or to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has previously delivered to Parent a list of all such partnerships, limited liability companies and similar entities.

        SECTION 5.08.  SEC Filings.

        (a) The Company has delivered to Parent (i) the Company's annual report on Form 10-K for its fiscal year ended June 30, 1998, (ii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since June 30, 1998, and (iii) all of the other reports, statements, schedules and registration statements filed by the Company with the SEC since June 30, 1998 (the documents referred to in this Section 5.08(a), collectively, the "Company SEC Documents").

        (b) As of the filing date, each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

        (c) As of its filing date (or, if amended or superceded by a filing prior to the date hereof, on the date of such later filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        (d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

        SECTION 5.09.  Financial Statements.

        (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto and except that the unaudited financial statements do not contain footnotes), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

        (b) To the best of the Company's knowledge, the unaudited income statement and balance sheet attached hereto as Exhibit 5.09 fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of June 30, 1999 and their consolidated results of operations for the period then ending.

        (c) As of the date hereof the Company has, and as of the date of the acceptance for payment by Purchaser of Shares pursuant to the Offer the Company shall have, an aggregate amount of cash, cash equivalents and/or short term liquid investments at least equal to $17 million, after giving effect to the payment of all Transaction Expenses (as defined in Section 5.27), including the fees and disbursements to Lehman Brothers and Venture Law Group, a Professional Corporation.

        SECTION 5.10.  Disclosure Documents.

        (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company's stockholders in connection with the Transactions (the "Company Disclosure Documents"), including, without limitation, the Schedule 14D-9, the proxy or information statement of the Company (the "Company Proxy Statement"), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act.

        (b) (i) The Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (ii) any Company Disclosure Document (other than the Company Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.10(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent specifically for use therein.

        (c) The information with respect to the Company or any of its Subsidiaries that the Company furnishes to Parent in writing specifically for use in the Offer Documents, at the time of the filing thereof, at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        SECTION 5.11. Absence of Certain Changes. Since the Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and, except as disclosed in the Company SEC Documents or in Schedule 5.11, there has not been:

        (a) any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

        (b) any amendments or changes in the Certificate of Incorporation or bylaws of the Company;

        (c) any material damage to, destruction or loss of any assets of the Company (whether or not covered by insurance);

        (d) any change by the Company in its accounting methods, principles or practices;

        (e) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

        (f) any sale of a material amount of assets of the Company, except for the sale of inventory in the ordinary course of business,

        (g) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities;

        (h) any entry by the Company into any commitment or transaction material to the Company, including, without limitation, any long-term supply agreements or partnership, joint venture or other similar arrangements;

        (i) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension , profit sharing, stock option (including without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any increase in the compensation payable to any officers or key employees of the Company except in the ordinary course of business consistent with past practice, and except for a plan or arrangement that calls for payment of between six and twelve months of base and scheduled cash incentive compensation with respect to certain of the Company's key employees (exclusive of executive officers) in the event of termination as listed (by each such employee) on schedule 5.11(i);

        (j) any issuance, delivery, or sale of, or authorization of the issuance, delivery or sale of, any share of capital stock or any Option with respect thereto, other than the issuance of Company Common Stock pursuant to the Company Stock Option Plan or the ESPP outstanding on the date of this Agreement, or modification or amendment of any right of any holder of outstanding shares of capital stock or Options with respect thereto; or

        (k) any incurring of (which shall be deemed to include entering into credit agreements, line of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee of any such indebtedness other than in the ordinary course of business consistent with past practice.

        SECTION 5.12. No Undisclosed Material Liabilities. Except as is disclosed in the Company SEC Reports, or to the extent the existence of such liability would not have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liabilities of the type that are required to be disclosed in financial statements, including the notes thereto, prepared in accordance with GAAP which are, in the aggregate, material to the business, operations or financial condition of the Company and its subsidiaries taken as a whole, except liabilities, (a) adequately provided for or referred to in the Company's balance sheet and the related notes thereto as of March 31, 1999 included in the Company's Form 10-Q for the quarter ended March 31, 1999 (which is part of the Company SEC Reports) (the "March 31, 1999 Balance Sheet"), (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the March 31, 1999 Balance Sheet, (c) any liability relating to the Company's LipoMatrix Business; or (d) incurred since March 31, 1999 in the ordinary course of business and consistent with past practice.

        SECTION 5.13. Litigation. Except as set forth in the Company SEC Documents filed prior to the date hereof and except with respect to the LipoMatrix Business, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, or any of their respective properties before any court or arbitrator or before or by any governmental body, agency or official, domestic or foreign, that, if determined or resolved adversely in accordance with the plaintiff's demands, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect either (i) on the Company or (ii) on the ability of the Company to consummate the Transactions contemplated by this Agreement, including the Offer and the Merger.

        SECTION 5.14. Material Contracts. Each contract listed as an exhibit to the Company 10-K (each, a "Company Material Contract") is a valid, binding and enforceable obligation of the

Company or its Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except where the failure to be valid, binding and enforceable and in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. None of the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto, is in breach, default or violation of any term, condition or provision of any Company Material Contract, except for any breaches, defaults or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

        SECTION 5.15.  Environmental Matters.

        (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, is threatened by any governmental entity or other Person relating to or arising out of any Environmental Law; (ii) the Company is in compliance with all Environmental Laws and all Environmental Permits; and
(iii) there are no liabilities of or relating to the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law, and there are no facts, conditions, situations or set of circumstances that would reasonably be expected to result in any such liability.

        (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or any previous business of the Company or any of its Subsidiaries or any property or facility now owned or leased by the Company or any of its Subsidiaries that has not been delivered to Parent at least five days prior to the date hereof.

        SECTION 5.16.  Taxes.

        (a) Filing and Payment. Except with respect to items which are not material in the aggregate, (i) all Tax returns, statements, reports and forms (including estimated tax or information returns and reports) required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of the Company or any Subsidiary (collectively, the "Returns") have, to the extent required to be filed on or before the date hereof (taking into account extensions), been filed when due in accordance with all applicable laws; (ii) as of the time of filing, the Returns were true and complete; and
(iii) all Taxes shown thereon have been timely paid, or withheld and remitted to the appropriate Taxing Authority or such person or entity, respectively or have been appropriately reflected on the Company Balance Sheet.

        (b) Financial Records. (i) The charges, accruals and reserves for Taxes with respect to the Company and each of its Subsidiaries for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Return has yet been filed) reflected on the books of the Company and its Subsidiaries (excluding any provision for deferred income taxes reflecting either differences between the treatment of items for accounting and income tax purposes or carryforwards) are adequate in all material respects to cover Tax liabilities accruing through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books; (ii) since the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books, neither the Company nor any of its Subsidiaries has engaged in any transaction, or taken any other action, other than in the ordinary course of business; and (iii) all information set forth in the Company Balance Sheet (including notes thereto) relating to Tax matters is true and complete in all material respects.

        (c) Procedure and Compliance. (i) All Returns of the Company and its Subsidiaries through the Tax year ended June 30, 1996 have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; (ii) neither the Company nor any Subsidiary is delinquent in the payment of any Tax or has requested any extension of time within which to file any Return and has not yet filed such Return; (iii) neither the Company nor any Subsidiary has granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired; (iv) there is no claim, audit, action, suit, proceeding, or investigation now pending or, to the Company's knowledge, threatened against or with respect to the Company, any Subsidiary in respect of any Tax or Tax Asset; (v) there are no requests for rulings or determinations in respect of any Tax or Tax Asset pending between the Company or any Subsidiary and any Taxing Authority; (vi) there are no liens or encumbrances for Taxes upon the assets of the Company or any Subsidiary except liens for current Taxes not yet due; and (vii) the Company has filed all claims or requests for refunds of Taxes to which it is entitled, other than as may be reflected in the Returns made available to Parent.

        (d) Certain Agreements and Arrangements. None of the Company or any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent, or made any election or participated in any arrangement whereby any Tax liability or any Tax Asset of the Company or any Subsidiary was determined or taken into account for Tax purposes with reference to or in conjunction with any Tax liability or any Tax Asset of any other person; and the Company is not a party to, or bound by, any tax indemnity, tax sharing or tax allocation agreement or arrangement.

        (e) Definitions. The following terms, as used herein, have the following meanings: "Pre-Closing Tax Period" means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date. "Tax" means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) in the case of the Company or any Subsidiary, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any Subsidiary to a Taxing Authority is determined or taken into account with reference to the liability of any other Person, and (iii) liability of the Company or any Subsidiary for the payment of any amount as a result of being party to any tax sharing agreement or with respect to the payment of any amount of the type described in (i) or (ii) as a result of any existing express or implied obligation (including, but not limited to, an indemnification obligation). "Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

        SECTION 5.17.  Employee Benefit Plans.

        (a) Schedule 5.17(a) contains a correct and complete list identifying each material "employee benefit plan," as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits or post- employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company or any of its ERISA Affiliates, or with respect to which the Company or any of its ERISA Affiliates has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been made available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the "Employee Plans".

        (b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA, including a "multiemployer plan," as defined in Section 3(37) of ERISA.

        (c) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E
or 5000 of the Code.

        (d) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its Affiliates to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan. There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any Affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(m) or 280G of the Code.

        (e) Neither the Company nor any of its Affiliates has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Affiliates except as required to avoid excise tax under Section 4980B of the Code, or except as required under COBRA.

        (f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended June 30, 1998.

        (g) Neither the Company nor any of its Affiliates is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or labor organization.

        (h) All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Company Balance Sheet.

        (i) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official.

        SECTION 5.18.  Termination Benefits.

        Schedule 5.18 contains the Company's good faith estimate of the monetary amounts that would become payable (including tax indemnification payments in respect of income and/or excise taxes), and identifying the in-kind benefits that would become due as a result of the consummation of the Merger under the Specified Compensation and Benefit Programs (but not pursuant to any other right at law or otherwise which such employee may have) and the subsequent termination of employment of each non-manufacturing employee of the Company or any of its Subsidiaries (including, without limitation, employees located outside of the United States). For purposes of preparing the Schedule, it shall be assumed that: (i) a change of control of the Company occurs on September 1, 1999 and that each person entitled to benefits under the

Specified Compensation and Benefit Programs is discharged as of December 31, 1999; (ii) all compensation levels remain constant; (iii) each such employee's employment is terminated in a manner so as to trigger the maximum amounts payable to such employee under the Specified Compensation and Benefit Programs; and (iv) all accrued benefits under all tax qualified plans are 100% vested.

        SECTION 5.19.  Patents and Other Proprietary Rights

        (a) The Company and its Subsidiaries have not granted or promised to grant any exclusive licenses or any material non-exclusive licenses or covenants not to sue thereunder to any third party in respect of any Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted or as proposed to be conducted as reflected in the Company's existing business plans (other than (A) to Parent or its Subsidiaries, (B) trademark or service mark licenses entered into in the ordinary course of business under distribution and supply agreements and (C) technology transfer and technology access agreements substantially on the terms of the Company's standard form agreements). The patents owned by the Company and its Subsidiaries are valid and enforceable and any patent issuing from patent applications of the Company and its Subsidiaries will be valid and enforceable for the duration of its term other than any such lack of validity or enforceability which, individually or in the aggregate. would not reasonably be expected to have a Material Adverse Effect.

        (b) To the best of the knowledge of the Company, and except as would not have a Material Adverse Effect,

            (i) the Company and each of its Subsidiaries owns, or is licensed to use or otherwise possesses the legal right to use (in each case, free and clear of any Liens (other than Liens arising out of payment obligations in respect of such Intellectual Property) in respect of the Company's or any of its Subsidiaries' interests therein) all Intellectual Property used in or necessary for the conduct of its business as currently conducted;

            (ii) the use of any Intellectual Property by the Company and its Subsidiaries does not infringe on or otherwise violate the rights of any Person;

            (iii) no product (or component thereof or process) used, sold or manufactured by the Company or any of its Subsidiaries infringes or otherwise violates the Intellectual Property of any other Person; and

            (iv) no Person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company and its Subsidiaries.

        For purposes of this Agreement "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not in any jurisdiction; manufacturing know-how; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part, reissuances, reexaminations, extensions and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not in any jurisdiction; registration or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; or any similar intellectual property or proprietary rights.

        (c) Except as disclosed in writing to Parent prior to the date hereof, none of the processes, techniques and formulae, research and development results and other know-how relating to the business of the Company and its Subsidiaries, the value of which to the Company is contingent upon maintenance of the confidentiality thereof has been disclosed by the Company or any Affiliate thereof to any Person other than Persons who are bound to hold such information in confidence pursuant to confidentiality agreements or by operation of law, other than any such disclosure which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

        SECTION 5.20. Year 2000. The Company and its Subsidiaries have put into effect practices and programs which the Company believes will enable all material software, hardware and equipment (including microprocessors) that are owned or utilized by the Company or any of its Subsidiaries in the operations of its or their respective business to be capable, by December 31, 1999, of accounting for all calculations using a century and date sensitive algorithm for the year 2000 and the fact that the year 2000 is a leap year and to otherwise continue to function without any interruption caused by the occurrence of the year 2000, except for those failures that would not reasonably be expected to have a Material Adverse Effect on the Company.

        SECTION 5.21. Products Liability Insurance. Schedule 5.21 contains a true and complete list (including the names and addresses of the insurers, the names of the Persons to whom such insurance policies have been issued, the expiration dates thereof, the annual premiums and payment terms thereof, whether each is a "claims made" or an "occurrence" policy and a brief description of the interest insured thereby) of all material insurance policies that are in effect as of the date hereof and as of the date hereof are expected to provide insurance at least through the Closing Date against any claims that have been or may be asserted against the Company or any of its Subsidiaries arising out of or relating to products liability (the "Products Liability Policies"). None of the Products Liability Policies will terminate or lapse by reason of the Transactions, including the Offer and the Merger. As of the date hereof, (i) each Products Liability Policy is valid and binding and in full force and effect, (ii) no premiums due thereunder have not been paid and (iii) the Company has not received any written notice of cancellation or termination in respect of any such policy or that it is in default thereunder. All claims previously made under the Products Liability Policies complied with the applicable notice provisions under such policies.

        SECTION 5.22. Rights Agreement. As of the date hereof and after giving effect to the execution and delivery of this Agreement, each Right is represented by the certificate representing the associated Share and is not exercisable or transferable apart from the associated Share, and the Company has taken all action necessary to render the Rights inapplicable to this Agreement, the Offer, the Merger and any other Transaction.

        SECTION 5.23. Section 203 of Delaware Law Not Applicable. The Company has taken all necessary actions so that the provisions of Section 203 of Delaware Law will not, before the termination of this Agreement, apply to this Agreement or the Transactions, including the Offer and the Merger.

        SECTION 5.24. Finders' Fees. Except for Lehman Brothers, a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the Transactions.

        SECTION 5.25. Opinion of Financial Advisor. The Company has received the opinion of Lehman Brothers, dated the date hereof, to the effect that, as of the date hereof, the consideration to be received in the Offer and the Merger by the stockholders of the Company is fair from a financial point of view to the stockholders of the Company, and a true and complete copy of such opinion has been delivered to Parent prior to the execution of this Agreement.

        SECTION 5.26. Transaction Expenses. Schedule 5.26 sets forth the Company's good faith estimate of all material transaction expenses incurred and to be incurred by the Company and its Subsidiaries in connection with the Transactions, including, but not limited to, all material fees and expenses paid or payable by or on behalf of the Company or any of its Subsidiaries to any financial advisor, lawyer, accountant or other specialist (the "Transaction Expenses").

                                   ARTICLE 6

                    REPRESENTATIONS AND WARRANTIES OF PARENT

        Parent and Purchaser each hereby represent and warrant to the Company that:

        SECTION 6.01. Corporate Existence and Power. Each of Parent and Purchaser is a corporation (or other entity) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and approvals would not have a Material Adverse Effect. Each of Parent and Purchaser is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Material Adverse Effect.

        SECTION 6.02. Corporate Authorization. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Purchaser, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with their respective terms.

        SECTION 6.03. Governmental Authorization. The execution, delivery and performance by Parent and Purchaser of this Agreement, and the consummation by Parent and Purchaser of the Transactions, require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic or foreign, other than (i) the filing of the Delaware Merger Agreement with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws, whether state or foreign, and (iv) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent and Purchaser to consummate the Transactions.

        SECTION 6.04. Non-contravention. The execution, delivery and performance by Parent and Purchaser of this Agreement, and the consummation by Parent and Purchaser of the Transactions, do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Purchaser, (b) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with, or result in any violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, (c) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Purchaser is entitled under any provision of any agreement or other instrument binding upon Parent or Purchaser or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent or Purchaser or (d) result in the creation or imposition of any Lien on any asset of Parent or Purchaser, except for such contraventions, conflicts and violations referred to in clause (b) and for such failures to obtain consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (c) and (d) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent and Purchaser to consummate the Transactions.

        SECTION 6.05.  Disclosure Documents

        (a) The information with respect to Parent and its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time the stockholders vote on adoption of this Agreement (if applicable), and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement at the time of the filing thereof, at the time of any distribution thereof, and at the time of consummation of the Offer.

        (b) The Offer Documents, when filed, will comply as to form in all material respects with the applicable requirements of the 1934 Act and will not at the time of the filing thereof, at the time of any distribution thereof or at the time of consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, provided, that this representation and warranty will not apply to statements or omissions in the Offer Documents based upon information furnished to Parent or Merger Subsidiary in writing by the Company specifically for use therein.

        SECTION 6.06. Finders' Fees. Except for Hambrecht & Quist LLC, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the Transactions.

        SECTION 6.07. Financing. Concurrent with the execution and delivery of this Agreement, Parent has delivered to the Company a true and complete copy of a binding commitment letter and all binding amendments thereto (including any such amendments, the "Commitment Letter") from Cerberus Capital Management, L.P. to provide financing in accordance with the terms and subject to the conditions thereof in an amount not less than $155 million to provide Parent and Purchaser with the funds necessary to consummate the transactions, including the Offer and the Merger. Parent represents that such amount, together with its other sources of working capital, is sufficient to allow it to close both the Offer and the Merger and to operate both its and the Company's businesses immediately following the closing of the Offer and the Merger in the ordinary course of business. Nothing contained in the Commitment Letter shall affect Parent's obligation to close the Offer and the Merger in accordance with the terms of this Agreement. Purchaser has or will have, prior to the expiration of the Offer and the Effective Time of the Merger, sufficient cash or cash-equivalent funds available to purchase all of the Shares outstanding in the Offer and the Merger, to provide adequate working capital for the Company following the Effective Time and to pay all related fees and expenses incurred in connection with the Offer and the Merger.

        Section 6.08. Surviving Corporation After the Merger. At the Effective Time and after giving effect to any changes in the Surviving Corporation's assets and liabilities as a result of the Merger and after giving effect to the financing contemplated by the Commitment Letter, the Surviving Corporation will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair saleable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.

                                   ARTICLE 7

                            COVENANTS OF THE COMPANY

        The Company agrees that:

        SECTION 7.01. Conduct of the Company. Except as expressly permitted by this Agreement, from the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

        (a) the Company will not adopt or propose any change to its certificate of incorporation or bylaws;

        (b) the Company will not, and will not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person;

        (c) the Company will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any material Subsidiary or material amount of assets, securities or property except (i) pursuant to existing contracts or commitments, or (ii) dispositions of obsolete or worthless assets;

        (d) the Company will not, and will not permit any of its Subsidiaries to, (i) take any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time or (ii) omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time;

        (e) the Company will not, and will not permit any of its Affiliates to
(i) adopt or amend any Employee Plan and/or related trust or fund (except as required to maintain the qualified status of such Plan, trust or fund), (ii) increase in any manner the compensation or fringe benefits of any director, officer or employee (except for (x) increases in accordance with the Company's normal officers and employees focal review previously disclosed to Parent or
(y) other normal increases in the ordinary course of business that are consistent with past practice and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company), or (iii) pay any benefit not required by any currently existing Employee Plan (including, without limitation, grant stock options or stock appreciation rights or remove existing restrictions in any benefit plans or agreements);

        (f) the Company will not, and will not permit any of its Subsidiaries to, declare, set aside or pay any dividend or distribution in respect of any capital stock of the Company or redeem, purchase or make any other acquisition of any of its securities;

        (g) the Company will not, and will not permit any of its Subsidiaries to, enter into any commitment or transaction material to the Company or its Subsidiaries, including, without limitation, any long-term supply agreements or partnership, joint venture or other similar arrangements;

        (h) the Company will not, and will not permit any of its Subsidiaries to, issue, deliver or sell, or authorize the issuance, delivery or sale of, any share of capital stock or any Option with respect thereto, other than the issuance of Company Common Stock upon the exercise of Options outstanding on the date of this Agreement, or pursuant to the ESPP, or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto;

        (i) the Company will not, and will not permit any of its Subsidiaries to, incur (which shall be deemed to include entering into credit agreements, line of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness other than in the ordinary course of business consistent with past practice; or

        (j) the Company will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

        SECTION 7.02. Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable after consummation of the Offer for the purpose of voting on the approval and adoption of this Agreement and the Merger, unless Delaware Law does not require a vote of stockholders of the Company for consummation of the Merger. Subject to the terms of Section 7.04(c), the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's stockholders. In connection with such meeting, the Company will (i) promptly prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) use its best efforts to obtain the necessary approvals by its stockholders of this Agreement and the

Transactions and (iii) otherwise comply with all legal requirements applicable to such meeting. The Company shall give Parent and its counsel the opportunity to review the Company Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC.

        SECTION 7.03.  Access to Information.

        (a) From the date hereof until the Effective Time and subject to applicable law and the Non-Disclosure Agreement dated as of April 23, 1999 between the Company and Parent (the "Confidentiality Agreement"), the Company shall (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and the Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained by Parent in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

        (b) The Company shall not be required to permit any inspection or to disclose any information, which in the reasonable judgment of the Company, would result in the disclosure of any trade secrets of third parties or violate any obligation of the Company with respect to confidentiality if the Company shall have used reasonable efforts to obtain the consent of such third party for such inspection or disclosure. All requests for information pursuant to this Section 7.03 shall be directed to an executive officer of the Company or such person as may be designated by any such executive officer. Upon termination of this Agreement, Parent will collect and deliver to the Company all such documents obtained by it or its representatives then in its possession and any copies thereof.

        SECTION 7.04. No Solicitation; Other Offers.

        (a) From the date hereof until the termination hereof, the Company will not, and will cause its Subsidiaries and the officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors of the Company and its Subsidiaries not to, directly or indirectly,
(i) take any action to solicit, initiate, facilitate or encourage the submission of any Acquisition Proposal, (ii) engage in discussions or negotiations with, or disclose any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to, any Person who the Company has reason to believe may be considering making, or has made, an Acquisition Proposal, or (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company. The Company will notify Parent promptly after receipt by the Company (or any of its advisors) of any Acquisition Proposal or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries by any Person who the Company has reason to believe may be considering making, or has made, an Acquisition Proposal. The Company shall, and shall cause its Subsidiaries and the directors, employees and other agents of the Company and its Subsidiaries to, cease immediately and cause to be terminated all activities, discussions and negotiations, if any, with any Persons conducted prior to the date hereof with respect to any Acquisition Proposal. Nothing contained in this Agreement shall prevent the Board of Directors of the Company from complying with Rule 14d-9 or Rule 14e-2 under the 1934 Act with respect to any Acquisition Proposal.

        (b) Notwithstanding the foregoing, the Company may negotiate or otherwise engage in substantive discussions with, and furnish nonpublic information to, any Person who delivers a written Acquisition Proposal if (i) two (2) business days prior to furnishing such information to, or entering into discussions or negotiations with, such Person, the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person, which notice shall identify such Person in reasonable detail, (ii) the Company keeps Parent reasonably informed of the status of any such discussion or negotiations, (iii) the Board of Directors of the Company determines in good faith by a majority vote, on the basis of advice from its outside legal counsel, that, consistent with its fiduciary duties under applicable law, it must take such action, (iv) such Person executes a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement, (v) such Acquisition Proposal is reasonably expected to be all cash and not explicitly subject to any financing contingency, and that in the event that such Acquisition Proposal is in the form of a tender offer or exchange offer, such tender offer or exchange offer is for 50% or more of the outstanding Shares, and (vi) the Board of Directors has concluded in good faith that the Person making such Acquisition Proposal is reasonably expected to have adequate sources of financing to consummate such Acquisition Proposal and is reasonably expected not to encounter significant regulatory obstacles to consummating the Transactions on a timely basis. Parent will not disclose any information received from the Company pursuant to this Section 7.04 to any other Person, except for disclosures to Parent's financial, legal and other advisors or Persons considering providing financing to Parent in connection with the Transactions, including the Offer and the Merger, and except for such disclosures required in order that Parent not be in violation of or default under any applicable law, regulation or governmental order. Nothing in this
Section 7.04(b) shall (x) permit the

Company to terminate this Agreement (except as specifically provided in Section 11.01), (y) permit the Company to enter into any written agreement with respect to an Acquisition Proposal for so long as this Agreement remains in effect (it being agreed that for so long as this Agreement remains in effect, the Company shall not enter into any written agreement with any Person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement under the circumstances described above)), or (z) affect any other obligation of the Company under this Agreement.

        (c) The Board of Directors of the Company shall be permitted to withdraw, or modify in a manner adverse to Parent, its recommendation to its stockholders referred to in Sections 2.01 and 7.02 hereof, but only if (i) the Company has complied with the terms of this Section 7.04, including, without limitation, the requirements in clauses (i), (ii) and (iv) of Section 7.04(b) and the requirement in Section 7.04(a) that it notify Parent promptly after its receipt of any Acquisition Proposal, (ii) a Superior Proposal consistent with the conditions of clauses (v) and (vi) of Section 7.04(b) is pending at the time the Board of Directors determines to take any such action, and (iii) the Board of Directors determines in good faith by a majority vote, on the basis of the advice of its outside legal counsel, that, consistent with its fiduciary duties under applicable law, it must take such action.

        SECTION 7.05. Notices of Certain Events. The Company shall promptly notify Parent of:

        (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

        (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the Transactions;

        (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to
Section 5.12, 5.13, 5.16 or 5.19, as the case may be, or that relate to the consummation of the Transactions; and

        (d) any notice or other communication from any Person including without limitation any claim or threatened claim, or other event or development with respect to the LipoMatrix Business.

        SECTION 7.06. Company Rights Agreement. Except to the extent required by applicable law or to the extent that the Board of Directors of the Company determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties imposed by law, prior to the Effective Time, without the prior written consent of Parent, the Company will not take any action with respect to, or make any determination under, or amend the Company Rights Agreement, including a redemption of the Rights in a manner that would adversely affect the Transaction.

        SECTION 7.07. Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, neither the Company nor any of its Subsidiaries shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party. During such period, the Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

                                    ARTICLE 8

                               COVENANTS OF PARENT

        Parent agrees that:

        SECTION 8.01. Obligations of Purchaser. Parent will take all action necessary to cause Purchaser to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

        SECTION 8.02. Voting of Shares. Parent agrees to vote all Shares beneficially owned by it in favor of adoption of this Agreement at the Company Stockholder Meeting.

        SECTION 8.03. Director and Officer Liability. Parent shall, and shall cause the Surviving Corporation to, do the following:

        (a) For six years after the Effective Time, Parent shall indemnify and hold harmless the present and former officers and directors of the Company (each an "Indemnified Person") in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other applicable laws or provided under the Company's certificate of incorporation and bylaws in effect on the date hereof, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

        (b) For six years after the Effective Time, the Surviving Corporation shall use commercially reasonable efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 8.03(b) more than an amount per year equal to 150% of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be approximately $120,000 per year in the aggregate).

        (c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.03.

        (d) The rights of each Indemnified Person under this Section 8.03 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other applicable laws. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person as an intended third party beneficiary.

        SECTION 8.04.  Employee Matters.

        (a) Following the Closing Date, subject to the next succeeding sentence, Parent shall cause employees of the Company ("Company Employees") to be covered under employee benefit plans that are substantially comparable, in the aggregate, to the employee benefit plans of the Company under which such Company Employees were covered immediately prior to the Closing Date and which are disclosed on Schedule 5.17(a). Notwithstanding anything to the contrary contained in the previous sentence, Parent will not be obligated to provide benefits to the Company Employees that are more favorable than the employee benefit plans under which employees of Parent or any of its Subsidiaries are covered. Parent shall cause service with the Company to be recognized as service for purposes of all employee benefit and compensation plans and arrangements applicable to Company Employees after the Closing Date, to the extent such service was credited under comparable plans and arrangements of the Company prior to the Closing Date; provided, that nothing herein shall be construed to require service with the Company to be taken into account for purposes of benefit accrual under any defined benefit retirement or retiree medical plan. Nothing in this paragraph shall be construed to require Parent to continue any particular Company employee benefit plan or to provide for the continued employment of any Company Employees. Persons employed by the Company immediately prior to the Effective Time shall be eligible to participate in the employment severance programs provided by Parent or the Surviving Corporation from time to time, and such persons shall receive credit under such programs for services with the Company prior to the Effective Date. In the absence of a formal severance policy, such Persons shall receive severance benefits comparable to those provided by Parent in its prior restructuring practices.

        (b) Prior to acceptance for payment by Purchaser of Shares pursuant to the Offer, Purchaser and Parent shall enter into agreements with the seven Company employees listed on Schedule 8.04(b) providing for (i) termination of employment on the Closing Date, payment of lump sum severance in accordance with existing employment or change of control agreements and engagement as a consultant from the Closing Date through the date which is six months after the Closing Date during which time, such Person's compensation and benefits shall continue at the same level as before the Closing Date, and (ii) payment of 1,000 shares of Parent stock as a bonus upon completion of such six month period.

        (c) Following acceptance for payment by Purchaser of Shares pursuant to the Offer, Parent will grant Company employees who are currently at the director level or above who continue to be employees of the Company, Parent or an Affiliate of Parent, stock options according to its current stock option matrix with an exercise price equal to Parent's stock price on the day prior to the announcement of the Transactions, or will provide an equivalent long term benefit to such employees. On the first anniversary of the Closing Date, Parent will pay bonuses in the amounts and to the Persons listed on Schedule 8.04(c), to the extent such Persons are still employed by any Affiliate of Parent on such date.

        SECTION 8.05. Products Liability Insurance. For six years after the Effective Time, the Surviving Corporation shall use commercially reasonable efforts to maintain in force products liability insurance in respect of claims made with respect to events occurring prior to the Effective Time on terms with respect to coverage and amount no less favorable than those of the Products Liability Policies set forth on Schedule 5.21.

                                   ARTICLE 9

                      COVENANTS OF PARENT AND THE COMPANY

        The parties hereto agree that:

        SECTION 9.01.  Actions of Parent and the Company.

        (a) Subject to the terms and conditions of this Agreement, Company and Parent shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Transactions, including to (i) obtain all consents, approvals or actions of, make all filings with and give all notices to, any governmental or regulatory authorities or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Offer, the Merger and the other Transactions contemplated hereby and (ii) provide any information and communications to such other third parties as any such other third party may reasonably request in connection therewith. In furtherance and not in limitation of the foregoing, each of Parent and Company agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

        (b) In connection with the efforts referenced in Section 9.01(a) to obtain all requisite approvals and authorizations for the Transactions under the HSR Act or any other Antitrust Law, each of Parent and Company shall (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other governmental authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iii) permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other governmental authority or, in connection with any proceeding by a private party, with any other Person

        SECTION 9.02. Certain Filings. The Company and Parent shall cooperate with one another (a) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Transactions and (c) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

        SECTION 9.03. Public Announcements. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the Transactions and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

        SECTION 9.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Purchaser, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Purchaser, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

        SECTION 9.05. Merger without Meeting of Stockholders. If Parent, Purchaser or any other Subsidiary of Parent shall acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties hereto agree, subject to satisfaction or (to the extent permitted hereunder) waiver of all conditions to the Merger, to take all necessary and appropriate action to cause the Merger to be effective as soon as practicable after the acceptance for payment and purchase of Shares pursuant to the Offer without a meeting of stockholders of the Company in accordance with Delaware Law.

                                   ARTICLE 10

                            CONDITIONS TO THE MERGER

        SECTION 10.01. Conditions to Obligations of Each Party. The obligations of the Company, Parent and Purchaser to consummate the Merger are subject to the satisfaction of the following conditions:

        (a) if required by Delaware Law, this Agreement and the Merger shall have been approved and adopted by the stockholders of the Company in accordance with such Law;

        (b) any applicable waiting period under the HSR Act relating to the Transactions shall have expired or been terminated;

        (c) no provision of any applicable law or regulation of the United States (or any U.S. state) and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; and

        (d) Purchaser shall have purchased Shares pursuant to the Offer.

                                   ARTICLE 11

                                   TERMINATION

        SECTION 11.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time
(notwithstanding any approval of this Agreement by the stockholders of the Company):

        (a)    by mutual written agreement of the Company and Parent;

        (b) by either the Company or Parent, if: (i) the Offer has not been consummated on or before December 31, 1999, provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Offer to be consummated by such time; or (ii) there shall be any law or regulation that makes acceptance for payment of, and payment for, the Shares pursuant to the Offer or consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining Purchaser from accepting for payment of, and paying for, the Shares pursuant to the Offer or Company or Parent from consummating the Merger and such judgment, injunction, order or decree shall have become final and nonappealable, (iii) there has been a material breach of any representation, warranty covenant or agreement on the part of the non-terminating party set forth in this Agreement, which breach is not curable or, if curable, has not been cured within thirty (30) days following receipt by the non-terminating party of notice of such breach from the terminating party; or (iv) the Offer shall have terminated or expired in accordance with its terms without Purchaser having been required to accept for payment any shares of the Company Common Stock pursuant to the Offer; provided, however, that Parent may not terminate this Agreement pursuant to this Section 11.01(b)(iv) if Purchaser's failure to accept for payment or pay for any shares of the Company Common Stock tendered pursuant to the Offer does not follow the occurrence, or failure to occur, as the case may be, of any condition to the Offer set forth in Annex I hereto (which occurrence or failure to occur is continuing) or is otherwise in breach of the terms of the Offer or this Agreement;

        (c) by Parent, if, prior to the acceptance for payment of the Shares under the Offer, (i) any person or group shall have entered into a definitive agreement or an agreement in principle with the Company, regarding an Acquisition Proposal; (ii) the Board of Directors of the

Company shall have withdrawn, or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Parent, its approval or recommendation of this Agreement, the Offer or the Merger, shall have recommended, or publicly announced its intention to enter into, an agreement or an agreement in principle with respect to an Acquisition Proposal or shall have failed to publicly affirm its approval or recommendation of this Agreement, the Offer and the Merger within ten (10) business days following a public announcement of an Acquisition Proposal from a third party (or shall have resolved to do any of the foregoing); or (iii) the Company shall have amended, taken any action with respect to or made any determination under, the Company Rights Agreement which could reasonably be expected to be adverse to Parent, the Surviving Corporation or any of their respective Subsidiaries or on the ability of the Company, Parent or Purchaser to consummate the Transactions;

        (d) by the Company, if prior to the purchase of any Shares pursuant to the Offer, and subject to compliance with Section 7.04(c), the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger and shall have recommended a Superior Proposal satisfying the conditions of clauses
(v) and (vi) of Section 7.04(b); provided, that prior to any such termination, the Company shall, and shall cause its respective financial and legal advisors to, negotiate with Parent to make such adjustments in terms and conditions of this Agreement as would enable the Company to proceed with the Transactions, including the Offer and the Merger, on such adjusted terms; and provided, further, that the Company's ability to terminate this Agreement pursuant to this paragraph (d) is conditioned upon the prior payment by the Company to Parent of any amounts owed by it pursuant to Section 11.02(b).

The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give notice of such termination to the other party.

        SECTION 11.02.  Effect of Termination.

        (a) If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect with no liability on the part of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto except as provided in paragraph (b) below, provided that, if such termination shall result from the willful (a) failure of either party to fulfill a condition to the performance of the obligations of the other party, (b) failure of either party to perform a covenant hereof or (c) material breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 9.03, 11.02, 12.04, 12.06 and 12.07 shall survive any termination hereof pursuant to Section 11.01.

        (b) In the event that: (i) this Agreement is terminated by the Company pursuant to Section 11.01(d) or by Parent pursuant to Section 11.01(c); or (ii) any Person shall have made an Acquisition Proposal and thereafter this Agreement is terminated by Parent pursuant to Section 11.01(b)(i), (iii) or
(iv) (other than as a result of the failure of any of the conditions contained in paragraphs (a), (b) and (i) of Annex I hereto to be satisfied) and any Person and the Company enter into a definitive agreement with respect to an Acquisition Proposal within one year of such termination at a price per Share in excess of the Merger Consideration, then the Company shall pay to Parent, by wire transfer of same day funds, within two
(2) business days after such amount becomes due, (x) a termination fee of $7,000,000 and (y) an amount, up to $2,500,000, equal to all documented out-of-pocket expenses and fees actually paid or payable by Parent and Purchaser (including without limitation, the expenses and fees of Hambrecht & Quist LLC, Cerberus Capital Management, L.P. and U.S. Bancorp Libra) and not refundable.

        (c) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 11.01(b)(i) due solely to the failure of Parent and Purchaser to obtain the funds necessary to purchase all Shares outstanding in the Offer and the Merger (determined without reference to whether the Minimum Condition has been satisfied) at the time when all of the conditions contained in Annex I hereto (other than the Minimum Condition) have been satisfied); then Parent shall pay to the Company, by wire transfer of same day funds, two (2) business days after such amount becomes due, a termination fee of $5,000,000. The amount payable pursuant to this Section 11.02(c) constitutes liquidated damages and not a penalty, and, assuming such amount is actually paid when due, is the sole and exclusive remedy of the Company with respect to events giving rise to an obligation to make such payment, and the Company shall not be entitled to any direct or indirect damages, including without limitation any incidental, special, exemplary or consequential damages, in connection with any such event if such amount is paid when due.

        Each of the Company and Parent acknowledges that the agreements contained in this Section 11.02(b) and (c) hereof are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, neither Parent and Purchaser, on the one hand, nor the Company on the other would enter into this Agreement; accordingly, in the event that the Company or Parent, as the case may be, shall fail to pay the termination fee or, in the case of the Company, any expenses, when due, the term "expenses" under paragraph (b) above and the amount due to the Company under paragraph (c) above, shall be deemed to include the costs and expenses actually incurred or accrued by Parent and Purchaser on the one hand, or the Company, on the other (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 11.02 (b)and (c) hereof, together with interest on such unpaid fee and, in the case of the Company, such expenses, commencing on the date that the termination fee or such expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's base rate plus 2.00%, and without regard to the $2,500,000 limitation on such expenses.

                                   ARTICLE 12

                                  MISCELLANEOUS

        SECTION 12.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, if to Parent or Purchaser, to:

                         Inamed Corporation
                         1120 Avenue of the Americas
                         New York, NY 10036
                         Fax: (212) 626-6799
                         Attention: David E. Bamberger, Esq.,
                                    Senior Vice President and General Counsel

        with a copy to:

                         Milbank, Tweed, Hadley & McCloy LLP
                         One Chase Manhattan Plaza
                         New York, NY 10005
                         Fax: (212) 530-5219
                         Attention: Lawrence Lederman, Esq.

        if to the Company, to:

                         Collagen Aesthetics, Inc.
                         1850 Embarcadero Road
                         Palo Alto, CA  94303
                         Fax:  (650) 856-0200
                         Attention:  General Counsel

        with a copy to:

                         Venture Law Group
                         2800 Sand Hill Road
                         Menlo Park, CA  94025
                         Fax:  (650) 233-8386
                         Attention:  Elias Blawie, Esq.

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

        SECTION 12.02. Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement, except for the agreements set forth in Sections 8.03. 8.04 and 8.05 (each only after the Effective Time), and Sections 9.03, 11.02, 12.04, 12.06 and 12.07.

        SECTION 12.03.  Amendments; No Waivers.

        (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after the adoption of this Agreement by the stockholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Shares.

        (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        SECTION 12.04. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

        SECTION 12.05. Successors and Assigns; Mergers. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Purchaser may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the Shares pursuant to the Offer, but no such transfer or assignment will relieve Parent or Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer. Parent and Purchaser may, with the consent of Company, which consent shall not be unreasonably withheld, restructure the Merger in the form of a forward subsidiary merger of the Company into Purchaser, with Purchaser being the surviving corporation, as a merger of the Company into Parent, with Parent being the surviving corporation, or as a series of mergers involving the Company and one or more of Parent's Affiliates. In such event, this Agreement shall be deemed appropriately modified to reflect such form of merger.

        SECTION 12.06. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

        SECTION 12.07. Counterparts; Effectiveness; Benefit. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as provided in Section 8.03, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

        SECTION 12.08. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

        SECTION 12.09. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

        SECTION 12.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

        SECTION 12.11. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

        SECTION 12.12. Interpretation. Each party to this Agreement and its legal counsel have reviewed and revised this Agreement. The rule of construction that ambiguities are to be resolved against the drafting party or in favor of the party receiving a particular benefit under an agreement may not be employed in the interpretation of this Agreement or any amendment to this Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                   INAMED CORPORATION

                                   By:
                                      ----------------------------------
                                   Name:  Ilan Reich
                                   Title: President

                                   INAMED ACQUISITION CORPORATION

                                   By:
                                      ----------------------------------
                                   Name: Ilan Reich
                                   Title: President

                                   COLLAGEN AESTHETICS, INC.

                                   By:
                                      ----------------------------------

                                   Name:  Gary Petersmeyer
                                   Title: President and Chief Executive Officer

                                    ANNEX I

        Notwithstanding any other provision of the Offer, Parent and Purchaser shall not be required to accept for payment or pay for any Shares, and may subject to any applicable rules and regulations of the SEC, delay the acceptance for payment of any tendered shares of Company Common Stock, and may (except as provided in the Agreement) amend or terminate the Offer as to any shares of Company Common Stock not then paid for, if (i) the Minimum Condition (as defined in the Merger Agreement) has not been satisfied (pursuant to the Merger Agreement ) by the scheduled expiration date, (ii) the applicable waiting period under the HSR Act shall not have expired or been terminated by the expiration date of the Offer, (iii) at any time on or after the Commencement Date and prior to the expiration date of the Offer, any of the following conditions exist:

        (a) there shall be instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, which would reasonably be expected to (1) prohibit the acquisition by Parent or Purchaser of any Shares under the Offer, to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement or to require the Company, Parent or Purchaser to pay any damages that will have a Material Adverse Effect on the Company or Parent, (2) impose material limitations on the ability of Purchaser, or to render Purchaser unable to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (3) restrain or prohibit Parent's ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, (4) impose material limitations on the ability of Parent, Purchaser or any of Parent's other Subsidiaries or Affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent, Purchaser or any of Parent's other Subsidiaries or Affiliates on all matters properly presented to the Company's stockholders, or (5) require divestiture by Parent, Purchaser or any of Parent's other Subsidiaries or Affiliates of any Shares; or

        (b) there shall have been any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any court, government or governmental authority or agency, domestic or foreign, other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger, that would reasonably be expected, directly or indirectly, to result in any of the consequences referred to in clauses (1) through (5) of paragraph (a) above; or

        (c) there shall have been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; or

        (d) any Person shall have entered into a definitive agreement or an agreement in principle with the Company, regarding an Acquisition Proposal; or

        (e) the Board of Directors of the Company shall have withdrawn, or modified in a manner adverse to Parent, its approval or recommendation of the Merger Agreement, the Offer or the Merger, or shall have recommended or publicly announced its intention to enter into, a definitive agreement or an agreement in principle with respect to an Acquisition Proposal or shall have failed to affirm publicly its approval or recommendation of this Agreement, the Offer and the Merger within ten (10) business days following a public announcement of an Acquisition Proposal from a third party (or shall have resolved to do any of the foregoing); or

        (f) the Company shall have breached or failed to perform in all material respects any of obligations under the Merger Agreement, or any of the representations and warranties of the Company contained in the Merger Agreement shall not be true when made or as of the scheduled expiration of the Offer as if made at and as of such time, except for such inaccuracies which, when taken together (in each case without regard to any qualifications as to materiality or Material Adverse Effect contained in the applicable representations and warranties) would not reasonably be expected to have a Material Adverse Effect on the Company; or

        (g) the Company shall have amended, taken any other action with respect to, or made any determination under, the Company Rights Agreement which could reasonably be expected to be adverse to Parent, the Surviving Corporation or any of their respective Subsidiaries or on the ability of the Company, Parent or Purchaser to consummate the Offer; or

        (h) the Company shall not have delivered to Parent and Purchaser, at least three business days prior to the scheduled expiration date of the Offer, a copy of the Company's audited consolidated financial statements as of and for the fiscal year ended June 30, 1999, together with the report thereon of the Company's independent auditors, Ernst & Young LLP, or

        (i) the Merger Agreement shall have been terminated in accordance with its terms.

        The foregoing conditions are for the sole benefit of Parent and Purchaser and may, subject to the terms of the Merger Agreement, be waived by Parent and Purchaser in whole or in part at any time and from time to time in their discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the Effective Time.


                                      -3-